Exhibit 3.6
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EAGLE ROCK ENERGY G&P, LLC
A Delaware Limited Liability Company
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EAGLE ROCK ENERGY G&P, LLC (this “Agreement”), dated as of May 25, 2006, is adopted, executed and agreed to by Eagle Rock Midstream Resources, L.P., a Texas limited partnership and the sole member of the Company (the “Member”).
     1. Formation. Eagle Rock Energy G&P, LLC (the “Company”) was originally formed as a Texas limited liability company and, as of May 25, 2006, has been converted to a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have perpetual existence.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Members. The Member shall be the sole member of the Company.
     5. Contributions. The Member originally made an initial contribution to the capital of the Company of 0.199 shares of common stock of Eagle Rock Energy, Inc., par value $0.01 per share, representing 1.99% of the total number of outstanding shares of stock in Eagle Rock Energy, Inc., in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
     7. Management. The management of the Company shall be exclusively vested in a Board of Directors (the “Board”) and, subject to the direction of the Board, the officers (the “Officers”), who shall collectively (Board and Officers) constitute “managers” of the Company within the meaning of the Act. The authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the activity and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, the business and affairs of the Company shall be managed by the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

     8. Board of Directors. The Board shall consist of one or more individuals (the “Directors”) appointed by the Member, such number of Directors to be determined from time to time by the Member. Vacancies on the Board for whatever cause shall be filled by the remaining Directors or, if there be none, by the Member. The Directors shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or until removed by the Member, in the Member’s discretion. The Board may act (a) by majority vote of Directors present at a meeting at which a quorum (consisting of a majority of Directors) is present or (b) by unanimous written consent. The initial members of the Board shall consist of the following individuals:
Joan A. W. Schnepp
Alex A. Bucher
William J. Quinn
Kenneth A. Hersh
John A. Weinzierl
     9. Officers. The Board shall have the power to appoint any individual or individuals as the Company’s Officers to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. The Officers shall have such titles as the Board shall deem appropriate. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect managerial authority). A Director may be an Officer. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.
     10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Board may elect. No other event will cause the Company to dissolve.
     11. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).
     12. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Organizational Member.

     IN WITNESS WHEREOF, the undersigned, being the Member of the Company, have caused this Limited Liability Company Agreement to be duly executed as of the 25th day of May 2006.

EAGLE ROCK MIDSTREAM RESOURCES, L.P.

By:	Eagle Rock Pipeline GP, L.L.C.

	By:	/s/ Joan A.W. Schnepp

		Name:	Joan A. W. Schnepp
		Title:	Manager